Exhibit 99.1

Establishing a leading, rare disease - focused biopharmaceutical company to deliver impactful new medicines to patients Driven by Science Inspired by Hope December | 2019

2 | Confidential Forward - Looking Statements This presentation may include forward - looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward - looking statements are statements that are not historical facts. Such forward - looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor, Inc. (‘Cerecor”) or Aevi Genomic Medicine, Inc.’s (“Aevi”) control, which could cause actual results to differ from the forward - looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: Aevi and Cerecor’s respective 2019 outlook; the development of product candidates; timing and success of trial results and regulatory reviews; potential attributes and benefits of product candidates; the expansion of Cerecor’s drug portfolio; the benefits of the proposed merger with Aevi described herein; and other statements that are not historical. These statements are based upon the current beliefs and expectations but are subject to significant risks and uncertainties, including: drug development costs, timing and other risks; the companies’ cash position and the need to raise additional capital; risks associated with dispositions and acquisitions, such as the pediatric asset sale and the proposed merger with Aevi, including their consumption of company resources to complete, risks they might not close, and the need to quickly and successfully reorganize operations and integrate acquired assets and personnel if they do; reliance on and the need to attract, integrate and retain key personnel; and those other risks detailed in Cerecor’s and Aevi’s respective filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward - looking statements. Except as required by applicable law, Cerecor and Aevi expressly disclaim any obligations or undertaking to release publicly any updates or revisions to any forward - looking statements contained herein to reflect any change in Cerecor’s or Aevi’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

3 | Confidential Additional Information Concerning the Merger Additional Information about the Merger and Where to Find It In connection with the proposed merger with Aevi, Cerecor will file with the SEC a Registration Statement on Form S - 4 containing a proxy statement/prospectus. The proxy statement/prospectus will contain important information about Aevi, Cerecor, the merger and r ela ted matters. Aevi will mail or otherwise deliver the proxy statement/prospectus to its stockholders when it becomes available. Investors a nd security holders of Aevi and Cerecor are urged to read carefully the proxy statement/prospectus relating to the merger (including any amendmen ts or supplements thereto) in its entirety when it is available, because it will contain important information about the proposed m erg er. Investors and security holders of Aevi and Cerecor will be able to obtain free copies of the proxy statement/prospectus for t he proposed merger (when it is available) and other documents filed with the SEC by Aevi and Cerecor through the website maintained by the SEC a t w ww.sec.gov. In addition, investors and security holders of Aevi will be able to obtain free copies of the proxy statement/prospectus for the pr oposed merger (when it is available) by contacting Aevi, Attn: Mike McInaw, michael.mcinaw@aevigenomics.com . Investors and security holders of Cerecor will be able to obtain free copies of the proxy statement/prospectus for the merger by contacting Cerecor, Attn: James Harrell, jharrell@cerecor.com . Participants in the Merger Aevi, Cerecor and certain of their respective directors and executive officers may be deemed to be participants in the solici tat ion of proxies from the stockholders of Aevi in respect of the transactions contemplated by the Merger Agreement between Aevi and Cerecor. Inform ati on regarding Aevi’s directors and executive officers is contained in Aevi’s Annual Report on Form 10 - K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 29, 2019, and will also be available in the proxy statement/prospectus that will be filed by Cere cor with the SEC in connection with the proposed merger. Information regarding Cerecor’s directors and executive officers is contained in Cerecor ’s Annual Report on Form 10 - K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 18, 2019, and will also be availabl e in the proxy statement/prospectus that will be filed by Cerecor with the SEC in connection with the proposed merger. Non - Solicitation This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an off er to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior t o r egistration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a p ros pectus meeting the requirements of Section 10 of the Securities Act, as amended.

4 | Confidential Cerecor Continues Transformation Building a rare disease biotech company committed to developing innovative medicines in areas of high unmet need Advancing CERC - 800s to NDA filings and FDA approvals over the next 18 to 24 months; potential PRVs could provide non - dilutive capital for R&D investment Emphasizing R&D with recent sale of pediatric portfolio, narrowing focus and improving the balance sheet; additional optionality with Millipred® Strategically positioning the company as a leader in orphan disease drug development to deliver high impact medicines to underserved patient populations Identified AEVI Genomic Medicine, Inc. (NASDAQ: GNMX) as a potential target for M&A due to complimentary fit of rare disease pipeline assets and management personnel Advancing CNS pipeline to value inflection for strategic optionality as partnered or out - licensed assets

5 | Confidential Cerecor (CERC) & Aevi (GNMX) Have Entered Into a Merger Agreement to Merge Propose to form a leading biopharmaceutical company focused on pediatric orphan diseases 6 Rare disease programs establish robust pipeline with addition of novel, first - in - class medicines 4 PRV - eligible, fast - to - market programs with anticipated POC data in 2020, first NDA approval targeted for 2021 2 Expansion of leadership team to include CEO Michael Cola and CMO Garry Neil 1 Leading biopharmaceutical company with a world - class orphan disease pipeline + + =

6 | Confidential Combined Company Well - Positioned to Execute on Delivering Innovative New Medicines to Patients CERC - 800s AEVI - 007 AEVI - 006 • Substrate replacement therapies for CDGs • 2 pivotal - ready programs with FTD • All 3 programs received RPDD and ODD • First NDA filing anticipated in 2021 • Estimated collective TAM of >$100M • Anti - IL - 18 mAb for auto - inflammatory diseases • Phase 2 - ready • Strong biological rationale evidenced by serum biomarkers • First NDA filing anticipated in 2022 • Estimated $400 – 500M PYS in Top 7 WW markets • mTORC1/2 inhibitor for Lymphatic Malformations • Phase 2 - ready • Existing clinical proof - of - concept with off - label use of sirolimus • First NDA filing anticipated in 2023 • Estimated $450 – 900M PYS in US market CDG: Congenital Disorders of Glycosylation; RPDD: Rare Pediatric Disease Designation; ODD: Orphan Drug Designation FTD: Fast Track Designation; TAM: Target Addressable Market; PYS: Peak Year Sales Aevi’s R&D efforts include working with the Center for Applied Genomics (CAG) at Children's Hospital of Philadelphia (CHOP)

Emerging Clinical-Stage, Rare Disease Pipeline

6 Programs in Orphan Diseases with Significant Unmet Needs

- Building a rare disease biotech company focused on developing innovative medicines
- Opportunity for multiple novel product launches through 2023

Company	Program	Mechanism of Action	Lead Indication	Development Stage: Preclinical – Phase 1	Upcoming Milestone
CERECOR	CERC-801*	D-Galactose replacement	PGM1-CDG	Pivotal Study Ready	Initial data from CDG-FIRST 1H20
CERECOR	CERC-802*	D-Mannose replacement	MPI-CDG	Pivotal Study Ready	Initial data from CDG-FIRST 1H20
CERECOR	CERC-803*	L-Fucose replacement	SLC35C1-CDG	IND-Enabling	Initial data from CDG-FIRST 1H20
aevi genomic medicine	AEVI-007	Anti-IL-18 mAb	Auto-inflammatory diseases (AOSD, MM)	Phase 1/2 Ready	Initial POC 4Q20/1Q21
aevi genomic medicine	AEVI-006**	mTORC1/2 inhibitor	Complex Lymphatic Malformations	Phase 1/2 Ready	Initial POC 4Q20/1Q21
aevi genomic medicine	AEVI-002	Anti-LIGHT mAb	Pediatric Onset Crohn's Disease	Phase 1/2 Study Ongoing	Initial POC 1H20

*Rare Pediatric Disease Designation Granted
**Rare Pediatric Disease Designation Eligible

7 |

Confidential

CERECOR

Recent BD&L Improves Financials, Emphasizes Pipeline

Sale of commercial assets provides cash and removes debt overhang, while novel asset acquisitions further strengthen pipeline and focus on R&D

CERC BD&L Highlights

Sale of pediatric commercial portfolio to Aytu Bioscience (NASDAQ:AYTU)

- Overall deal valued in excess of $43M
- $17M upfront composed of $4.5M in cash & $12.5M of AYTU preferred stock
- Assumption of Cerecor's outstanding payment obligations payable to Deerfield and other liabilities in excess of $15M
- Estimated annual expense reduction of $7 to $9M associated with commercial sales organization transfer to AYTU

GNMX BD&L Highlights

In-licensed two Phase 2-ready programs from large pharma

- $500K upfront for WW license to AEVI-006, mTORC1/2 inhibitor for Lymphatic Malformations
- Recently exercised option with AstraZeneca for the WW license to AEVI-007; anti-IL-18 mAb for auto-inflammatory diseases
- Strong biological rationale with well-characterized safety & pharmacology
- Existing clinical proof-of-concept leveraging genetics-based and precision medicine

Right-sized balance sheet and added high probability-of-success, mid-stage clinical programs targeting unmet needs in orphan diseases

8|

Confidential

CERECOR

Management Team

Extensive experience in orphan drug development & commercialization

Michael F. Cola
Chief Executive Officer

25+ Years Industry Experience

- President of Specialty Pharmaceuticals, Shire plc
- EVP of Global Therapeutic Business Units and Portfolio Management, Shire plc
- President of the Life Sciences Group, Safeguard Scientifics, Inc.
- Senior positions in Product Development and Commercialization, AstraZeneca

Dr. Pericles Calias
Chief Scientific Officer

20+ Years Industry Experience

- VP Global CMC & Development, Sucampo Pharmaceuticals
- CSO, Pharming Group
- Senior Director Rare CNS Diseases and Device Lead, Shire plc
- Senior Director Drug Delivery and Chemistry, Eyetech Pharmaceuticals

Joseph Miller
Chief Financial Officer

20+ Years Industry Experience

- VP of Finance, Sucampo Pharmaceuticals
- Senior Director of Accounting, Qiagen
- Chief Financial Officer, Eppendorf 5Prime
- Certified Public Accountant

Dr. Garry A. Neil
Chief Medical Officer

25+ Years Industry Experience

- Corporate VP of Science & Technology, Johnson & Johnson
- Group President, Johnson & Johnson Pharmaceutical Research and Development
- VP of R&D, Merck KGaA/EMD Pharmaceuticals
- VP of Clinical Research, AstraZeneca

Denotes former Aevi personnel

9|

Confidential

CERECOR

CERC - 800s Fast - to - market substrate replacement therapies for Congenital Disorders of Glycosylation

Congenital Disorders of Glycosylation (CDG): Life-Threatening, Ultra-Orphan, Inborn Errors of Metabolism (IEMs)

Autosomal recessive diseases that result in impaired glycoprotein production and function, but are treatable with substrate replacement therapy

Glycosylation is essential for **protein structure & function**, particularly for circulating proteins and enzymes such as hormones and coagulation factors

Due to a mutation in one of more than 100 genes (including ***PGM1***, ***MPI***, and ***SLC35C1***), CDG patients lack the ability to synthesize functioning glycoproteins

Life-threatening multi-system diseases: developmental delay, hypotonia, neurologic abnormalities, hepatic disease, and coagulopathy

Substrate replacement via oral monosaccharides results in clinical benefit in many patients



Factor XI
Thrombin
Liver Enzymes
Hemoglobin
3 Normal Glycosylation Pattern
2 Substrate replacement w/ oral monosaccharides
1 Glycosylation Deficiency due to CDG

11|

Confidential

CERECOR

CERC-800s
Substrate replacement therapies for CDGs

Oral, small molecule, naturally-occurring monosaccharides used as standard-of-care for CDGs

- Rapid onset of action
- Safe and well-tolerated
- Documented clinical experience of efficacy
- Symptoms return upon treatment withdrawal


OH
HO
O
HO
OH
OH

○ D-Galactose


OH
HO
O
HO
OH
OH

● D-Mannose


HO
O
HO
OH
OH

◄ L-Fucose

Eligibility	CERC-801	CERC-802	CERC-803
Accelerated Pathway	✓	✓	✓
NCE 5-yrs Exclusivity	✓	✓	✓
FDA ODD 7-yrs Exclusivity	✓	✓	✓
EMA ODD 10-yrs Exclusivity	✓	✓	✓
Priority Review Voucher	✓	✓	✓

12|

Confidential

CERECOR

13 | Confidential CDG Addressable Markets & Commercial Opportunity Opportunity for indication expansion to build a >$100mm franchise 100 – 200 new cases per year PGM1 - CDG (3%) 3 – 6 new cases per year TMEM165 - CDG SLC35A2 - CDG CDG Incidence 1 in 50,000 to 100,000 births annually MPI - CDG (2%) 2 – 4 new cases per year Other CDGs SLC35C1 - CDG (<1%) 1 – 2 new cases per year Total Addressable Market Potential with Label Expansion Product Patients PPPY Revs CERC - 801 1,000 $100,000 $100M CERC - 802 500 $100,000 $50M CERC - 803 50 $350,000 $17.5M 803 802 801 Peanne et al. Eur J Med Genet . 2017 , Kjaergaard. Dan Med Bull. 2004 , 51 , pp. 350 - 63

14 | Confidential CDG FIRST Trial : Retrospective Study to Accelerate Development & Approval of CERC - 800s; Targeted NDA Filing(s) Starting in 2021 Multi - center, international, non - interventional, retrospective study of CDG patients who have been treated with unapproved sugar supplements Retrospective Chart Reviews & Registry Data Have Been Successfully Used to Minimize or Obviate Prospective Clinical Studies Data to be collected: Natural History, Safety & Treatment Outcomes North America Europe CDG Connect Patient Insights Network (PIN) https://connect.invitae.com/org/cdg

Key Upcoming CERC-800s Milestones

Multiple value-generating inflection points over the next 12 to 18 months

- **FDA meetings to define pathway to NDA submission and approval**
  - Briefing package expected to include data collected under CDG FIRST
  - Determine pivotal study requirement and/or design

	Program	Target Indication	Upcoming Milestone
Accelerated NDA Pathway	**CERC-801** (D-Galactose)	PGM1-CDG	• Initial data from CDG FIRST 1H 2020 • BTD Request 2Q/3Q 2020 • NDA Submission 1H 2021
Accelerated NDA Pathway	**CERC-802** (D-Mannose)	MPI-CDG	• Initial data from CDG FIRST 1H 2020 • BTD Request 2Q/3Q 2020 • NDA Submission 2H 2021
Accelerated NDA Pathway	**CERC-803** (L-Fucose)	SLC35C1-CDG	• Initial data from CDG FIRST 1H 2020 • IND Filing 1H 2020 • BTD Request 2Q/3Q 2020 • NDA Submission 1H 2022

BTD = Breakthrough Therapy Designation

15|

Confidential

CERECOR

Phase 2 - ready, anti - IL - 18 monoclonal antibody for orphan auto - inflammatory diseases AEVI - 007

17 | Confidential 0 20 40 60 80 80 mg (Week 12) 160 mg (Week 12) Percentage of Responders IL - 18 is a pro - inflammatory cytokine produced by macrophages, stimulating production/release of IFNγ and regulating many immune processes IL - 18 - Mediated Autoimmune Disorders • IL - 18 is a key driver of several orphan auto - inflammatory diseases – Adult Onset Still’s Disease (AOSD) – Multiple Myeloma (MM) • Serum IL - 18 correlates with disease severity – AB2 Bio clinical proof - of - concept in AOSD (n = 23) using IL - 18bp (T 1/2 = 40 h); 4/4 patients with undetectable serum IL - 18 had a clinical response Patients received subcutaneous administration of 80 or 160 mg three times per week Elevated Serum IL - 18 Levels in AOSD Patients IL - 18bp Response Rates Serum IL - 18 (pg/ml) Active AOSD AOSD in Partial Remission AOSD in Remission Comparison Group CRP>5 Comparison Group CRP<=5 * 1000000 100000 10000 1000 100 10

18 | Confidential IL - 18 blockade has the potential to significantly prolong survival in multiple myeloma patients with elevated IL - 18 levels Elevated IL - 18 is Associated with Poor Prognosis in Myeloma • Patients with low IL - 18 have significantly longer median survival (>84 mos vs. 42 mos) than patients with high IL - 18 (p = 0.0026, HR = 1.84) • No association between bone marrow IL - 18 levels and classical myeloma risk factors; IL - 18 is an independent determinant of poor survival • Reducing IL - 18 levels prolongs survival in rodent models • IL - 18 could be a useful biomarker to select patients, determine optimal dose 1. Nakamura et al. (2018) Cancer Cell. 33(4):634 - 648.e5. (A) Bone marrow IL - 18 levels, (B) Kaplan - Meier survival curve of IL - 18 high and IL - 18 low patients, (C) Hazard ratio of survival based on bone marrow IL - 18 levels IL - 18 levels are elevated in many MM patients and correlate with poor survival

19 | Confidential A high affinity, neutralizing monoclonal antibody against IL - 18 AEVI - 007: Anti - IL - 18 mAb Developed by Medimmune • Potent and durable IL - 18 inhibition – Evaluated in Phase 1 SAD for COPD – IV doses of 10, 30, 100, 300 or 1000 mg – Safe and well - tolerated (n = 31) • Phase 2 - ready asset – 13 - week monkey tox completed – Frozen, unformulated bulk material available to support clinical proof - of - concept in patients and nonclinical 6 - month chronic tox studies AOSD MM US prevalence 3,500 – 7,000 ~124,000 Estimated % of patients treated 20 – 30% of market 10 – 12% of market PPPY $250,000 – 300,000 $100,000 – 125,000 Estimated PYS $400 – 500M $1 – 1.2B* *US market only

20 | Confidential Prioritize lower - risk, less capital intensive development strategy AEVI - 007 Development Plan • Both programs are de - risked by preclinical and clinical proof - of - concept • Precision medicine approach using disease biomarkers is highly efficient and further de - risks clinical programs • Opportunity to efficiently demonstrate POC in target patient population(s) Open - Label Signal Finding Studies (2H 2020 / 1H 2021) (N=12) Drug Formulation, Requalification & Phase 3 - enabling Toxicology (1H 2020) NDA submission in 2022

Phase 2 - ready, mTORC1/2 small molecule inhibitor for complex Lymphatic Malformations AEVI - 006

mTOR Pathway in Lymphatic Malformations (LM)

Lymphatic Malformations are a family of potentially life-threatening congenital diseases of the lymphatic system

- **Orphan disease(s) with combined US prevalence of 30,000 to 60,000 patients**
  - Kaposiform Lymphangiomatosis (KLA)
  - Generalized Lymphatic Anomaly (GLA)
  - Gorham Stout Disease (GSD)
  - Conducting Channel Anomalies (CCA)
- **High morbidity and mortality, pediatric diseases with unmet needs**
  - GLA 7-year mortality rate = ~20%
  - KLA median OS = 2.75 years, 5-year OS = ~50%
  - No approved therapy
- **Caused by mutations in PI3K/AKT/mTOR**
  - Clinically meaningful responses with off-label use of mTORC1 inhibitor sirolimus

mTORC1/2 pathway


GF
RTK
P
P
PI3K
Pan-class I and isoform-specific PI3K inhibitors
p85
p110
GRB2
IRS1
PIP3
PIP2
PTEN
PDK1
AKT
mTORC2
RAS
Dual PI3K/mTOR inhibitors
TSC1/2
AKT inhibitors
Raf
MEK
mTORC1
mTORC1/2 inhibitors
ERK
AMPK
S6K
4E-BP1
LKB1
rpS6
eIF-4E
Growth differentiation
Protein synthesis Cell growth
Cell survival Proliferation Metabolism
AACR

© 2014 American Association for Cancer Research *Molecular Cancer Therapeutics Reviews*



Cell Proliferation

Cell Survival

Angiogenesis

1. Estimated from Perkins et al. (2010) *Otolaryngol Head Neck Surg.* 142(6):789-94.
2. Brouillard et al. (2014) *J Clin Invest.* 124(3):898-904.
3. Ozeki et al. (2016) *Pediatr Blood Cancer.* 63(5):832-8.
4. Croteau et al. (2014) *J Pediatr.* 164(2):383-8.
5. Adams et al. (2016) *Pediatrics.* 137(2):e20153257.

22|

Confidential

CERECOR

23 | Confidential 1. Adams et al. (2016) Pediatrics . 137(2):e20153257. Open - label clinical studies support efficacy, however use is limited by tolerability issues and lack of FDA approval Off - label Use of mTOR Inhibitor Sirolimus in LM • Phase 2 trial enrolled patients with complicated vascular anomalies – Study enrolled patients with different subtypes of LM not controlled by previous medication, sclerotherapy and/or surgery – Sirolimus was administered orally for 12 courses of 28 days each – 57 patients were evaluable for efficacy at the end of course 6, and 53 were evaluable at the end of course 12 • Safety and tolerability profile leads to low compliance, requires frequent monitoring – Physicians reported that sirolimus causes high rates of stomatitis (~60%) – Sirolimus bears black box warning for immunosuppression and malignancies Overall Response 6 - month (n=57) 12 - month (n=53) Grade 2 or > AEs Complete Response 0 0 • Blood/bone marrow (50%) • Gastrointestinal (55%) • Metabolic/laboratory (20%) • Infection (15%) Partial Response 47 (83%) 45 (85%) Progressive Disease 7 (12%) 8 (15%) Stable Disease 3 (5%) 0

AEVI-006: mTORC1/2 Inhibitor Developed by Astellas

High potency, 2nd generation, dual inhibitor of mTORC1/2 with potential for improved efficacy and tolerability

- **Phase 2-ready asset**
  - 4-week nonclinical tox studies completed
  - Previously studied in Phase 1 MAD (n = 128)
  - Development discontinued upon determination that target efficacious doses were above MTD (30mg QD)[1]
  - Significantly lower doses than MTD likely required to treat Lymphatic Malformations
- **LM presents an attractive market opportunity**
  - TAM estimated to be 10% of LM patients (~3,000)
  - Estimated PYS for US market = $450 – 900M
  - PRV eligible, pricing similar to Afinitor ($190K/yr)



- Dual mTOR inhibitor maximizes impact of mTOR blockade, as mTORC2 is insensitive to rapalogs
- Orally available, ATP-competitive kinase inhibitor; IC_{50} = 22 nM and 65 nM for mTORC1 and mTORC2, respectively[2]
- Active against a broad panel of tumor cell lines, with IC_{50} values <10 µM, including models resistant to rapalogs[2]

LM/KLA: Open-Label PK/PD POC Trial (n = 10 - 12) → **Two-arm Open-Label Phase 2/3 Basket Trial (n = 60 - 80)** → **Long Term Safety Extension (All Patients)**

1. Mateo et al. (2016) *Br J Cancer*. 114(8):889-96.
2. Bhagwat et al. (2011) *Mol Cancer Ther*. 10(8):1394-406.

24 |

Confidential

CERECOR

Anti - LIGHT monoclonal antibody in clinical studies for Severe Pediatric - Onset IBD AEVI - 002

26 | Confidential A novel target for autoimmune disease identified via CHOP discovery Elevated LIGHT is Associated with Active Inflammatory Disease • LIGHT ( L ymphotoxin - like, exhibits I nducible expression, and competes with HSV G lycoprotein D for H VEM, a receptor expressed by T lymphocytes) – Novel TNF superfamily member implicated as a key mediator of inflammation – Co - stimulator of T cells and can stimulate a Th1 profile of cytokines, including IFNγ 1 – Expressed on activated T cells, NK cells, monocytes, granulocytes, and immature dendritic cells 2 • Elevated free LIGHT levels detected in Pediatric Crohn’s Disease patients using Aevi’s proprietary assay – Free LIGHT correlates with disease activity in patient plasma samples from CHOP BioBank – Plasma and tissue LIGHT levels are elevated in patients with IBD 1. Ware CF. (2005) Annu Rev Immunol. 23:787 - 819. 2. Wang & Fu. (2004) Immunol Res. 30(2):201 - 214. H e a l t h y c o n t r o l s 0 - 3 0 d 1 m - 1 Y 1 Y - 3 Y 0 500 1000 1500 2000 F r e e L I G H T ( p g / m L ) n=9 n=16 n=24 n=34 Free LIGHT Levels in Pediatric Crohn’s Disease Sample type grouped by time from diagnosis # p <0.1 * p <0.05 *** p <0.001 In a non - interventional study of 81 patients undergoing colonoscopy and biopsy, elevated mRNA levels of LIGHT were detected in the inflamed tissues of patients with IBD, compared to healthy individuals

AEVI-002: Anti-LIGHT mAb Partnered with KHK

Clinical-stage, first-in-class monoclonal antibody against LIGHT, originally discovered by La Jolla Allergy Institute

- Fully-human, IgG4 antibody with successfully completed Phase 1 SAD study in healthy volunteers
  - Demonstrated good safety up to 1200 mg single doses
  - Favorable PK profile supportive of q14d, sc dosing
  - 8-week monkey tox showed minimal immunogenicity and benign safety profile
- Anti-LIGHT blockade presents on opportunity for an immuno-regulatory agent with a novel mode of action
  - Initial orphan indication: **Severe Pediatric-Onset IBD**, a life-altering, serious disease with significant unmet need
- Free LIGHT assay developed in collaboration with MyriadRBM enables a precision medicine development approach


DcR3
LIGHT
DcR3
DcR3

- LIGHT homo-trimer binds three DcR3 molecules capable of neutralizing activity
- Anti-LIGHT mAb AEVI-002 binds to the same sites as DcR3, resulting in blockade of signal transduction

Phase 1/2 open-label signal finding study currently ongoing; initial data expected 1H 2020

1. Ware CF. (2005) Annu Rev Immunol. 23:787-819.
2. Wang & Fu. (2004) Immunol Res. 30(2):201-214.

27 |
Confidential

Key Financial Information

29 | Confidential Financial & Investor Information • Share Price (as of 12/16/19) = $4.47 – 52 - week high = $7.66 – 52 - week low = $2.71 • O/S = 45.8M • Market Cap (as of 12/16/19): $205M • Average Daily Volume: 69K • Pro - Forma Cash as of September 30, 2019 (following the closing of the Aytu transaction) = $9.1M NASDAQ:CERC NASDAQ:GNMX Key financial highlights • Share Price (as of 12/16/19) = $0.14 – 52 - week high = $1.31 – 52 - week low = $0.11 • O/S = 64.8M • Market Cap (as of 12/16/19): $9M • Average Daily Volume: 359K Continued optionality and cash flows from Millipred®, with a means to assist in funding portfolio assets

30 | Confidential 2020 2021 2022 2023 Unique potential for multiple drug approvals through 2023 Executive Summary • Execution on orphan pipeline to deliver value for patients and shareholders – Attractive commercial opportunities and 4 potential PRV awards from first - in - class medicines for diseases with no approved treatment options = PRV eligible CERC - 801 Pivotal Study Initiation CERC - 801 Potential NDA APPROVAL CERC - 802 Potential NDA APPROVAL CERC - 803 Potential NDA APPROVAL AEVI - 007 Potential NDA APPROVAL AEVI - 007 Pivotal Study Initiation AEVI - 006 Pivotal Study Initiation AEVI - 006 Potential NDA APPROVAL CERC - 803 Pivotal Study Initiation AEVI - 002 Initial Proof - of - Concept AEVI - 006 Initial Proof - of - Concept AEVI - 007 Initial Proof - of - Concept CERC - 802 Pivotal Study Initiation Initial Data from CDG FIRST

www.cerecor.com Driven by Science Inspired by Hope NASDAQ:CERC

Appendix

AOSD Treatment Paradigm

Currently there are no approved targeted therapies for AOSD in the US, and no interventional clinical trials underway

- **Fever, rash, pharyngitis, arthritis, liver disease and increased ferritin**
  - No definitive genetic or infectious cause
  - At least half have severe, chronic disease
  - Elevated serum IL-18[1]
- **Initially treated corticosteroids & NSAIDs; 30 – 40% response rate**
  - Non-responders treated with biologics (anti-IL-1/IL-6) +/- MTX; 30 – 40% still fail to respond
  - Initially position AEVI-007 for use in patients refractory to existing biologics (~ 900 patients in US)
  - Precision medicine approach with predictive biomarkers will facilitate positioning as first-line therapy (2000–2500 patients in the US)

Opportunity to target sub-population presenting with significantly elevated serum IL-18 for first-line AEVI-007 therapy



1st Line
Corticosteroids
60–70% Non-responder
2nd Line
Interleukin Inhibitors
+/-
Methotrexate
30–40% Non-responder
3rd Line
Likely Role for IL-18
TNF Inhibitors

1. Kudela et al. (2019) BMC Rheumatol. 3:4.

33 | Confidential CERECOR

34 | Confidential CERC - 301: Phase I Results in nOH Highlighting 20mg Dose 95 115 135 155 SBP Seated SBP - 10 mins SBP - 5 mins SBP Imed Prior SBP +1 min SBP +3 min SBP +5 mins SBP Seated Placebo - PD 20 mg - PD Placebo - 6hr 20 mg - 6 Hr 20mg (n = 8) vs Placebo (n = 12) pre - dose vs 6 - hours post - dose SBP (mm Hg) Seated Standing +29.8 ( – 20.7) CERC - 301 reduces the magnitude of SBP drop following an OST +7.6 ( – 42.9) 20mg dose results in +29.8mm Hg increase in SBP over placebo at 6 - hour post - dose OST, while only increasing +7.6mm Hg while seated

CERC-301: A **Pipeline** Within a **Product**

CERC-301's differentiated profile expands addressable patient population to additional diseases characterized by low blood pressure

Neurogenic Orthostatic Hypotension

Estimated Patient Population



1.5M
220K
US
ROW

Phase I Demonstrated Rapid, Robust & Sustained BP Effect in Patients

Diabetic Orthostatic Hypotension

Estimated Patient Population



46.2M
3.0M
US
ROW

Initiating Phase I in Patients by YE 2019

Intradialytic Hypotension (IDH)

Estimated Patient Population



250K
405K
US
ROW

Initiating Phase II in Patients in 2020

- Large target addressable markets with limited therapeutic options
  - Northera® and midodrine act as direct adrenergic agonists with narrow clinical utility, resulting in unmet medical needs
  - Clinical proof-of-concept throughout 2019 and 2020 will create an opportunity for strategic partnership(s)
  - Seeking strategic partnership to support continued clinical development

35| Population estimates at mean values from the literature

Confidential

36 | Confidential $110 $81 $80 $105 $95 0 20 40 60 80 100 120 2017 2018 2018 2019 2019 Reference: https://priorityreviewvoucher.org/ Median purchase price = ~90mm Recent PRV sales demonstrate stabilization in asset valuation Value of a Priority Review Voucher

37 | Confidential Program Mechanism of Action Lead Indication Development Stage Discovery Lead Opt IND - Enabling CERC CERC - 406 CNS - Targeted COMT inhibitor Parkinson’s Disease CERC - 913 Nucleoside replacement DGUOK Deficiency GNMX AEVI - 005 First - in - class mAb (undisclosed target) Rare auto - inflammatory Additional early - stage, preclinical programs leveraging novel approaches to diseases with high unmet needs Preclinical Pipeline • Potential for 3 new IND filings throughout 2020